EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
11/16/2010	Sale	$4.4911	22000
11/17/2010	Sale	4.37152	22100
11/18/2010	Sale	4.42333	20303
11/19/2010	Sale	4.38774	21622
11/22/2010	Sale	4.33935	15227
11/23/2010	Sale	4.25656	16520
11/24/2010	Sale	4.26737	14652
11/26/2010	Sale	4.2788	5529
11/29/2010	Sale	4.18119	30000
11/30/2010	Sale	4.106610	24350
12/01/2010	Sale	4.019311	15683

1 This transaction was executed in multiple trades at prices ranging from $4.43 - 4.55.
2 This transaction was executed in multiple trades at prices ranging from $4.36 - 4.38.
3 This transaction was executed in multiple trades at prices ranging from $4.39 - 4.45.
4 This transaction was executed in multiple trades at prices ranging from $4.37 - 4.40.
5 This transaction was executed in multiple trades at prices ranging from $4.32 - 4.36.
6 This transaction was executed in multiple trades at prices ranging from $4.20 - 4.30.
7 This transaction was executed in multiple trades at prices ranging from $4.25 - 4.29.
8 This transaction was executed in multiple trades at prices ranging from $4.26 - 4.30.
9 This transaction was executed in multiple trades at prices ranging from $4.08 - 4.30.
10 This transaction was executed in multiple trades at prices ranging from $4.04 - 4.20.
11 This transaction was executed in multiple trades at prices ranging from $4.01 - 4.07.

12/02/2010	Sale	4.074312	24500
12/03/2010	Sale	4.140413	24000
12/06/2010	Sale	4.258214	20566
12/07/2010	Sale	4.322815	25910
12/08/2010	Sale	4.330816	30200
12/09/2010	Sale	4.359517	7223

12 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
13 This transaction was executed in multiple trades at prices ranging from $4.10 - 4.19.
14 This transaction was executed in multiple trades at prices ranging from $4.22 - 4.36.
15 This transaction was executed in multiple trades at prices ranging from $4.16 - 4.53.
16 This transaction was executed in multiple trades at prices ranging from $4.21 - 4.43.
17 This transaction was executed in multiple trades at prices ranging from $4.35 - 4.37.